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                                                                      EXHIBIT 6.

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 S3 INCORPORATED

     S3 Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the corporation has duly adopted a resolution proposing and declaring advisable an amendment to the Restated Certificate of Incorporation pursuant to which Section A of Article IV thereof is hereby amended to read in its entirety as follows:

          "A. Number and Classes of Stock. This Corporation is authorized to
              ---------------------------
     issue two classes of stock, designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this Corporation shall have authority to issue is one hundred eighty million (180,000,000). The number of shares of Common Stock authorized to be issued is one hundred seventy-five million (175,000,000) with a par value of $0.0001. The number of shares of Preferred Stock authorized to be issued is five million (5,000,000) with a par value of $0.0001. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of this Corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote."

     SECOND: Pursuant to a special meeting called and held upon notice in accordance with Section 222 of the General Corporation Law, the stockholders have voted in favor of said amendment in accordance with the provisions of
Section 242 of the General Corporation Law.

     THIRD: The aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law.

     IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, this 24th day of September, 1999.


                                  S3 INCORPORATED


                                  By:      /S/   Kenneth F. Potashner
                                      ------------------------------------------
                                           Kenneth F. Potashner
                                           President and Chief Executive Officer

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